Exhibit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Fossil Contacts:

Tempus Contact:

Paul Wilmot Communications
Lois Schrager
(212) 206-7447
lschrager@greatpress.com

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-2229

Allison Malkin

Investor Relations
Integrated Corporate Relations
(203) 222-9013

MICHELE WATCHES TO BE ACQUIRED BY FOSSIL, INC.

Miami, FL / March 23, 2004 – Michele Watches announced today that it has entered into an agreement to be acquired by Fossil, Inc. (NASDAQ: FOSL) for approximately $50 million in cash.  Tempus (d/b/a Michele Watches), based in Miami, Florida, manufactures, markets and distributes watches under the MW and MW Michele brand labels.  The acquisition, which is subject to certain conditions, including regulatory approval, is expected to be finalized in April.  Following the acquisition, Tempus will continue to be run by Jack Barouh, the President of Tempus, from its offices in Miami, Florida and Geneva, Switzerland.

“Michele Watches is thrilled to join Fossil in what we know will prove to be a rewarding long term partnership”, commented Mr. Barouh.  “Michele Watches and Fossil share a similar dedication and passion for the industry in which our reputations have been built.  We look forward to growing our business in collaboration with the tremendous resources and rich experience Fossil brings to the table”, added Mr. Barouh.

“The strength and prestige that Jack Barouh, his family and entire team have developed with Michele (Watches) provides an added dimension to Fossil”, commented Steve Bock, President of Fossil’s Luxury Division.  “Following the acquisition, Jack and his team will continue to operate the business as usual.  Coupling Fossil’s infrastructure and financial resources with the power of the Michele Watch brand will be a winning combination.”

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of watches sold under the Company’s propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available on the website.

Michele Watches is a Miami, FL based firm that focuses on designing, manufacturing, marketing and distributing luxury watches under the MW and Michele brands. Launched as a fine watch brand in the United States in the fall of 2000 with its CSX Diamond Collections, Michele Watches quickly became a leader in its category at luxury retailers including Neiman Marcus, Saks Fifth Avenue, Bloomingdales, Nordstrom and better independents.  Michele Watches are primarily distributed in the U.S. with an increasing presence internationally. Involvement in every detail of the production of their watches has made Michele Watches a standout brand in the industry.  As consumer desires for unique and fashionable timepieces have grown more sophisticated, so has Michele Watches’ commitment to high style.

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company’s Current Report on Form 8-K dated June 25, 2003.